UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2008 (December 18, 2008)
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	000-51734	37-1516132
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (317) 328-5660
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 18, 2008, the Board of Directors (the “Board”) of Calumet GP, LLC, the general partner of Calumet Specialty Products Partners, L.P. (the “Partnership”) approved the Calumet Specialty Products Partners, L.P. Executive Deferred Compensation Plan (the “Plan”), which will become effective January 1, 2009. The Plan is an unfunded arrangement intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended, and to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The obligations of the Partnership under the Plan will be general unsecured obligations of the Partnership to pay deferred compensation in the future to eligible participants in accordance with the terms of the Plan from the general assets of the Partnership. The Compensation Committee of the Board (the “Committee”) will act as Plan administrator.
Pursuant to the Plan, a select group of management and all of the non-management directors of the Partnership will be eligible to participate by making an annual irrevocable election to defer, in the case of management, all or a portion of their annual cash incentive award for each Plan year, and, in the case of non-management directors, all or none of their annual cash retainer. The deferred amounts will be credited to participant’s accounts in the form of phantom units, with each such phantom unit representing a notional unit that entitles the holder to receive either an actual common unit of the Partnership or the cash value of a common unit (determined by using the fair market value of a common unit at the time a determination is needed). The phantom units credited to each Plan participant’s account will receive distribution equivalent rights (“DERs”), which will be credited to the participant’s account in the form of additional phantom units. In its sole discretion, the Partnership may make matching contributions of phantom units or purely discretionary contribution of phantom units, in amounts and at times as it determines.
Plan distributions are payable on the earlier of the date specified by each participant and the participant’s termination of employment. Participants will at all times be 100% vested in amounts they have deferred pursuant to their annual cash incentive award or annual cash retainer. Partnership contributions, however, may be subject to a vesting schedule, as determined by the Committee. Certain events such as death, disability, normal retirement or a change of control of the Partnership require automatic distribution of the Plan benefits, and will also accelerate any portion of a participant’s account that has not already become vested at that time. Plan benefits will be distributed to participants in the form of common units, cash or a combination of common units and cash at the election of the Committee. Unvested portions of a participant’s account will be forfeited back to the Partnership in the event that a distribution was due to a participant’s voluntary resignation or a termination for cause. To ensure compliance with Section 409A, distributions to participants that are considered “key employees” (as defined in Section 409A) may be delayed for a period of six months following such key employees’ termination of employment with the Partnership.
The Partnership may, at any time, in its sole discretion, terminate the Plan or amend or modify the Plan, in whole or in part, except that no such termination, amendment or modification shall have any retroactive effect to reduce any amounts allocated to a participant’s account.
The foregoing description is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated into this Current Report on Form 8-K by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit Number	Description
10.1	Calumet Specialty Products Partners, L.P. Executive Deferred Compensation Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By:	CALUMET GP, LLC, its General Partner

By:	/s/ R. Patrick Murray, II

Name: R. Patrick Murray, II
Title: Vice President, Chief Financial Officer and Secretary
December 22, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Calumet Specialty Products Partners, L.P. Executive Deferred Compensation Plan